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                                                                EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      INTERMEDIA PARTNERS IV, CAPITAL CORP.

         FIRST:   The name of the corporation is:
                  InterMedia Partners IV, Capital Corp.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is:

                  The Corporation Trust Company
                  1209 Orange Street
                  Wilmington, DE 19801

         THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

         FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $.01 par value per share.

         FIFTH: The Board of Directors is authorized to adopt, amend or repeal the By-laws of the corporation. Election of directors need not be by ballot.

         SIXTH:  The name and mailing address of the incorporator is:

                           Christopher T. Crocker
                           c/o Pillsbury Madison & Sutro LLP
                           235 Montgomery Street, Room 1688
                           San Francisco, CA 94104

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         SEVENTH: No director of the Corporation shall be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the Delaware Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

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         EIGHTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation, or until each person's successor is elected and qualified, are:

                           Leo J. Hindery, Jr.
                           c/o InterMedia Capital Management IV, L.P.
                           235 Montgomery Street, Suite 420
                           San Francisco, CA 94104

         The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 2nd day of April, 1996.

                                                /s/ Christopher T. Crocker
                                              __________________________________
                                                    Christopher T. Crocker
                                                         Incorporator

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